Exhibit 99

SPS Commerce Reports Second Quarter 2017 Financial Results

Company delivers 16% recurring revenue growth over the second quarter of 2016

MINNEAPOLIS, July 27, 2017 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (NASDAQ:SPSC), a leader in retail cloud services, today announced financial results for the second quarter ended June 30, 2017.

Revenue was $54.3 million in the second quarter of 2017, compared to $47.4 million in the second quarter of 2016, reflecting 15% growth in revenue from the second quarter 2016. Recurring revenue grew 16% from the second quarter of 2016.

Net income in the second quarter of 2017 was $1.8 million or $0.11 per diluted share, compared to net income of $352,000, or $0.02 per diluted share, in the second quarter of 2016. Non-GAAP income per diluted share was $0.23, compared to non-GAAP income per diluted share of $0.15 in the second quarter of 2016. Non-GAAP income per diluted share now reflects an adjustment for the tax effects of the add-back of share-based compensation and the amortization of intangibles to non-GAAP income. Detail on retrospective tax effects on non-GAAP income for historical periods that were originally presented without this adjustment can be found on the financial data sheet posted at investors.spscommerce.com.

Adjusted EBITDA for the second quarter of 2017 increased 35% to $7.7 million, compared to the second quarter of 2016.

“We had a great second quarter and the increasing need for retailers and suppliers to adopt truly omnichannel strategies continues to drive our success,” said Archie Black, President and CEO of SPS Commerce. “The SPS Commerce network empowers retailers and suppliers to reach the greatest number of consumers and remain competitive by enabling them to communicate and collaborate in real time to address changing consumer demands and increasingly complex omnichannel strategies.  We look forward to leveraging our retail expertise and broad network to extend our market leadership.”

“In the second quarter, we continued to execute on our growth strategy of expanding our network and increasing wallet share,” said Kim Nelson, CFO of SPS Commerce.  “As the retail industry increasingly adopts omnichannel strategies, we will continue to go after the multibillion opportunity in front of us.”

Guidance

For the third quarter of 2017, revenue is expected to be in the range of $55.8 to $56.3 million. Third quarter net income per diluted share is expected to be in the range of $0.05 to $0.07 with fully diluted weighted average shares outstanding of approximately 17.7 million shares.  Non-GAAP income per diluted share is expected to be in the range of $0.18 to $0.20. Adjusted EBITDA is expected to be in the range of $7.4 to $7.9 million.  Non-cash, share-based compensation expense is expected to be approximately $2.6 million, depreciation expense is expected to be approximately $2.1 million and amortization expense is expected to be approximately $1.2 million.

For the full year of 2017, revenue is expected to be in the range of $220.2 to $221.3 million, representing approximately 14% growth over 2016. Full year net income per diluted share is expected to be in the range of $0.40 to $0.42 with fully diluted weighted average shares outstanding of approximately 17.6 million shares.  Non-GAAP income per diluted share is expected to be in the range of $0.86 to $0.88. Adjusted EBITDA is expected to be in the range of $32.0 to $32.5 million. Non-cash, share-based compensation expense is expected to be approximately $9.8 million, depreciation expense is expected to be approximately $8.0 million, and amortization expense is expected to be approximately $4.8 million.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID #42314283 at least five minutes prior to the 3:30 p.m. CT start time.  A live webcast of the call will also be available at www.investors.spscommerce.com under the Events and Presentations menu.  The replay will also be available on our website at www.investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 66 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE, RSX, SPS logo, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

Adjusted EBITDA consists of net income adjusted for depreciation and amortization, interest expense, interest income, income tax expense, stock-based compensation expense and other adjustments as necessary for a fair presentation. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the third quarter and full year of 2017, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2016, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	June 30,	December 31,
	2017	2016

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$131,744	$115,877
Short-term marketable securities	26,896	23,076
Accounts receivable, less allowance for doubtful accounts of $790 and $515, respectively	21,545	20,746
Deferred costs	21,917	19,224
Other current assets	6,955	7,010
Total current assets	209,057	185,933

PROPERTY AND EQUIPMENT, net	15,527	15,314
GOODWILL	50,766	49,777
INTANGIBLE ASSETS, net	18,484	19,788
MARKETABLE SECURITIES, non-current	4,997	7,494
OTHER ASSETS
Deferred costs, non-current	6,419	6,086
Deferred income tax asset, non-current	27,524	12,446
Other non-current assets	1,098	1,527
Total assets	$333,872	$298,365

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$2,720	$2,302
Accrued compensation	13,243	13,740
Accrued expenses	3,723	3,508
Deferred revenue	16,624	11,055
Deferred rent	1,606	1,556
Total current liabilities	37,916	32,161

OTHER LIABILITIES
Deferred revenue, non-current	11,050	10,847
Deferred rent, non-current	3,899	4,179
Deferred income tax liability, non-current	1,977	1,911
Total liabilities	54,842	49,098

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 17,221,798 and 17,081,145 shares issued and outstanding, respectively	17	17
Additional paid-in capital	292,533	286,315
Accumulated deficit	(12,665)	(33,739)
Accumulated other comprehensive loss	(855)	(3,326)
Total stockholders’ equity	279,030	249,267
Total liabilities and stockholders’ equity	$333,872	$298,365

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenues	$54,284	$47,351	$106,216	$92,950
Cost of revenues	18,191	15,972	35,521	30,853
Gross profit	36,093	31,379	70,695	62,097
Operating expenses
Sales and marketing	18,741	16,677	35,820	32,566
Research and development	5,369	5,542	10,474	10,611
General and administrative	8,139	7,082	15,966	14,367
Amortization of intangible assets	1,117	1,198	2,332	2,359
Total operating expenses	33,366	30,499	64,592	59,903
Income from operations	2,727	880	6,103	2,194
Other income (expense)
Interest income, net	242	151	433	296
Other income (expense), net	(102)	(374)	(162)	(81)
Total other income (expense), net	140	(223)	271	215
Income before income taxes	2,867	657	6,374	2,409
Income tax expense	(1,042)	(305)	(1,578)	(1,013)
Net income	$1,825	$352	$4,796	$1,396

Net income per share
Basic	$0.11	$0.02	$0.28	$0.08
Diluted	$0.11	$0.02	$0.28	$0.08

Weighted average common shares used to compute net income per share
Basic	17,198	16,909	17,176	16,873
Diluted	17,378	17,120	17,384	17,100

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Six Months Ended
	June 30,
	2017	2016

Cash flows from operating activities
Net income	$4,796	$1,396
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	1,236	(439)
Share based earn-out liability	-	(72)
Depreciation and amortization of property and equipment	3,431	3,259
Amortization of intangible assets	2,332	2,359
Provision for doubtful accounts	873	592
Stock-based compensation	4,486	3,992
Other, net	9	-
Changes in assets and liabilities, net of effect of acquisition
Accounts receivable	(1,607)	(2,495)
Deferred costs	(3,025)	(2,592)
Other current and non-current assets	(3)	(3,138)
Accounts payable	195	719
Accrued compensation	(546)	439
Accrued expenses	206	464
Deferred revenue	5,772	4,325
Deferred rent	(249)	(17)
Net cash provided by operating activities	17,906	8,792
Cash flows from investing activities
Purchases of property and equipment	(3,334)	(3,070)
Purchases of marketable securities	(22,350)	(8,499)
Maturities of marketable securities	21,000	2,500
Acquisitions of businesses and intangible assets, net of cash acquired	(500)	(18,062)
Net cash provided by (used in) investing activities	(5,184)	(27,131)
Cash flows from financing activities
Net proceeds from exercise of options to purchase common stock	1,244	1,749
Excess tax benefit from exercise of options to purchase common stock	-	1,421
Net proceeds from employee stock purchase plan	1,011	786
Net cash provided by financing activities	2,255	3,956
Effect of foreign currency exchange rate changes	890	5
Net increase (decrease) in cash and cash equivalents	15,867	(14,378)
Cash and cash equivalents at beginning of period	115,877	121,538
Cash and cash equivalents at end of period	$131,744	$107,160

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net income	$1,825	$352	$4,796	$1,396
Depreciation and amortization of property
and equipment	1,740	1,633	3,431	3,259
Amortization of intangible assets	1,117	1,198	2,332	2,359
Interest income, net	(242)	(151)	(433)	(296)
Income tax expense	1,042	305	1,578	1,013
Stock-based compensation expense	2,186	2,065	4,486	3,992
Other	-	293	-	(72)

Adjusted EBITDA	$7,668	$5,695	$16,190	$11,651

Net income	$1,825	$352	$4,796	$1,396
Stock-based compensation expense	2,186	2,065	4,486	3,992
Amortization of intangible assets	1,117	1,198	2,332	2,359
Other	-	293	-	(72)
Income tax effects of adjustments	(1,211)	(1,272)	(3,344)	(2,338)
Non-GAAP income	$3,917	$2,636	$8,270	$5,337

Shares used to compute non-GAAP income
per share
Basic	17,198	16,909	17,176	16,873
Diluted	17,378	17,120	17,384	17,100

Non-GAAP income per share
Basic	$0.23	$0.16	$0.48	$0.32
Diluted	$0.23	$0.15	$0.48	$0.31

Contact:

Investor Relations
The Blueshirt Group
Lisa Laukkanen
Nicole Gunderson
SPSC@blueshirtgroup.com
415-217-7722